EXHIBIT 5.1

[SP LETTERHEAD]

December 16, 2002

Capital Automotive REIT
8270 Greensboro Drive, Suite 950
McLean, Virginia 22102

     Re: Form S-8 Registration Statement

Dear Sirs:

     We have acted as counsel to Capital Automotive REIT, a Maryland real estate investment trust (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offering of up to 1,300,000 common shares of beneficial interest, par value $.01 per share (the “Shares”), of the Company, that may be offered and sold from time to time pursuant to the Capital Automotive Group Second Amended and Restated 1998 Equity Incentive Plan (the “Plan”).

     For the purposes of this opinion, we have examined copies of the following documents:

1.	The Registration Statement;

2.	The Declaration of Trust of the Company, as amended, restated or supplemented (the “Declaration of Trust”), as certified by the Maryland State Department of Assessments and Taxation on December 9, 2002 and as certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof;

3.	The Bylaws of the Company, as amended, restated or supplemented (the “Bylaws”), as certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof;

5.	The Resolutions of the Board of Trustees of the Company dated February 12, 2002 and July 16, 2002 (the “Board Resolutions”), as certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof;

6.	The Resolutions of the shareholders of the Company adopted at the annual meeting of shareholders held on May 14, 2002 (the “Shareholder Resolutions”), as cer-

tified to us by the Senior Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof;

7.	A certificate of an officer of the Company dated as of the date hereof; and

8.	Such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

     In connection with the opinions expressed below, we have assumed that, at and prior to the time of the sale and delivery of Shares pursuant to the Registration Statement, (i) the Board Resolutions and Shareholder Resolutions have not have been amended, modified or rescinded, (ii) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law materially adversely affecting the power of the Company to offer and sell the Shares or the validity of the Shares. We have also assumed that the offering, sale and delivery of Shares will not at the time of such offering, sale and delivery violate or conflict with (1) the Declaration of Trust, as then amended, restated and supplemented, and Bylaws, as then amended, restated and supplemented, of the Company, (2) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (3) any law or regulation or any decree, judgment or order then applicable to the Company. We have further assumed that the number of Shares to be offered and sold pursuant to the Registration Statement will not at the time of such offering and sale exceed the amount of such class of capital shares authorized in the Declaration of Trust, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance) at such time.

     Based upon, subject to, and limited by the foregoing, we are of the opinion that the Shares have been duly authorized and when sold, issued and delivered by the Company in the manner and on the terms described in the Registration Statement and the Plan, the Shares will be validly issued, fully paid and nonassessable.

     Certain members of our firm are members of the Bar of the State of Maryland (though we do not have an office in Maryland), and this opinion is limited to the laws of the United States and the General Corporation Law of Maryland. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. We are furnishing this opinion to you solely in connection with the Registration Statement and the transactions contemplated therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Shaw Pittman LLP SHAW PITTMAN LLP